“Exhibit 99.1”

99¢ ONLY STORES® REPORTS THIRD QUARTER SALES AND PRELIMINARY EARNINGS ESTIMATE

•	Total sales increased 1.7% to $365.4 million
•	Same-store sales decreased 0.7% while the same-store transaction count increased 0.7%
•	Preliminary estimated EPS of $0.37 to $0.38 for the quarter versus $0.35 for the same quarter of the prior year

COMMERCE, California – January 10, 2011 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $365.4 million for the third quarter of fiscal 2011 ended December 25, 2010.  This represents an increase of 1.7% over total sales of $359.1 million for the same quarter in the prior year.  The Company’s total retail sales for the quarter were $354.1 million, compared to $348.9 million for the same quarter last year. The Company’s non-Texas operations, which represented 91.4% of total retail sales for the quarter, had retail sales of $323.7 million for the quarter compared to $319.6 million for the same quarter in the prior year, an increase of 1.3%.  The Company’s Texas operations had retail sales for the quarter of $30.4 million, compared to $29.3 million for the same quarter last year, an increase of 3.9%.

Eric Schiffer, CEO, commented, “Our third quarter same-store sales decreased 0.7% primarily due to a lower average same-store transaction size throughout the quarter compounded by the impact of heavy rain in our major markets in December, especially during the last week before Christmas.  Additionally, an early freeze and adverse weather conditions led to less available produce from our suppliers which we believe negatively impacted our average same-store transaction size.  However, there were many positive aspects of our performance during the quarter.  Our same-store transaction count increased by 0.7% for the quarter, and we view this as an important measure of the health of our business.  Additionally, we are pleased with our holiday assortment as well as the sales gains in our re-merchandised party section.  Although we are still in the early stages of implementation of our new store systems, which will continue for the next two years, we are satisfied with our progress to date, and our system support and reliability showed material improvement.”

 “Of paramount importance is our ability to manage our costs against the fluctuations in our same-store sales, as demonstrated by our management team in the third quarter.  We look forward to discussing our third quarter operating results in more detail as well as our plans for growth and for further enhancing our long term profitability during our earnings conference call on February 2nd. ”

The Company's overall same-store sales for the third quarter ended December 25, 2010 decreased 0.7%. The number of same-store-sales transactions increased 0.7% and the average transaction size decreased to $9.59 from $9.73.  The Company’s non-Texas operations’ same-store sales decreased 0.7% for the third quarter, while the number of same-store-sales transactions increased 0.8% and the average transaction size decreased to $9.63 from $9.78.  Same-store sales for the Company’s Texas operations decreased 0.7% in the third quarter, with the number of same-store-sales transactions decreasing 0.3% and the average transaction size decreasing to $9.17 from $9.21.

For the first three quarters of fiscal 2011, total sales were $1,045.4 million, up 2.9%, versus $1,015.9 million in the first three quarters of the prior fiscal year.  The Company’s overall retail sales in the first three quarters of fiscal 2011 were $1,013.9 million, up 2.9% compared to $985.6 million in the first three quarters of the prior fiscal year. For the Company’s non-Texas operations, retail sales in the first three quarters of fiscal 2011 were $929.0 million, up 3.0% versus $901.8 million in the first three quarters of the prior fiscal year. For the Company’s Texas operations, retail sales in the first three quarters of fiscal 2011 were $84.9 million, up 1.4%, versus $83.7 million in the first three quarters of the prior fiscal year.

Same-store sales for the first three quarters of fiscal 2011 increased 0.8% compared to the same period in the prior fiscal year.  For the Company’s non-Texas operations, same-store sales increased 0.8% in first three quarters of fiscal 2011.  Same-store sales for the Company’s Texas operations increased 1.2% in the first three quarters of fiscal 2011.

The gross and saleable retail square footage at the end of the third quarter were 5.95 million and 4.68 million, respectively, based on 280 stores.  This represents an increase of 2.2% for each of gross and saleable square footage and an increase of 2.6% in store count over last year.  Gross and saleable retail square footage for the Company’s non-Texas stores at the end of the third quarter were 5.14 million and 4.05 million, respectively, an increase over last year of 1.8% for each of gross and saleable square footage.  As of December 25, 2010, the Company’s non-Texas retail operations consisted of 246 stores compared to 241 stores as of December 26, 2009.  Gross and saleable retail square footage for the Company’s 34 stores in Texas were 0.80 million and 0.63 million, respectively, an increase over last year of 5.0% and 5.1%, respectively, based on 32 stores as of December 26, 2009.

Preliminary Earnings Estimate

The Company’s preliminary estimated range for Diluted Earnings Per Share is $0.37 to $0.38 for the third quarter utilizing a tax provision rate of approximately 37.0% for the quarter.  The Company’s third quarter financial results remain subject to review by the Company’s independent public accounting firm.  For the third quarter of the prior year, Diluted Earnings Per Share was $0.35 utilizing a tax provision rate of 36.9%.  The corresponding preliminary estimated range for Income Before Taxes as a percentage of sales for the third quarter is 11.4% to 11.7%, compared to 10.8% for Income Before Taxes as a percentage of sales for the third quarter in the prior year.  Both the current third quarter estimate and the prior year third quarter results include one-time items approximating $2 million in pre-tax income.

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® currently operates 280 extreme value retail stores consisting of 208 stores in California, 34 in Texas, 26 in Arizona, and 12 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company, results of operations and related financial measures for the third quarter of fiscal 2011 and for the full fiscal year 2011, new store openings, and  trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Angela Thurstan, 323-881-1272.